Exhibit 5.1

November 1, 2007

Danaher Corporation

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, DC 20006-1813

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the public offering by Danaher Corporation, a Delaware corporation (the “Company”), of up to 6,900,000 shares (including 900,000 shares issuable upon exercise of an overallotment option granted by the Company) of the Company’s common stock, $0.01 par value per share (the “Shares”) pursuant to a Registration Statement on Form S-3 (File No. 333-135780) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on July 14, 2006 and the prospectus supplement, dated November 1, 2007, to the prospectus dated July 14, 2006 included in the Registration Statement (the “Prospectus Supplement”).

The Shares are to be sold by the Company pursuant to a purchase agreement (the “Purchase Agreement”) to be entered into by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named in the Purchase Agreement.

We are acting as counsel for the Company in connection with the sale by the Company of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Purchase Agreement, resolutions adopted by the Board of Directors of the Company and committees thereof, minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents.

Danaher Corporation

November 1, 2007

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized for issuance and, when such Shares are issued and paid for in accordance with the terms and conditions of the Purchase Agreement, such Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner